Moody National REIT I, Inc.

EXHIBIT 10.2
PURCHASE AGREEMENT
(Homewood Suites, The Woodlands, Texas)

THIS PURCHASE AGREEMENT (the “Agreement”)  is made and entered into as of March 22, 2012 (the “Effective Date”) by and among WOODLANDS TERRAPIN INVESTORS I, LLC, a Texas limited liability company,   WOODLANDS TERRAPIN INVESTORS II, LLC, a Texas limited liability company, WOODLANDS TERRAPIN INVESTORS III, LLC, a Texas limited liability company, 537 HOUSTON, LLC, a Texas limited liability company, MARC HOTEL HOUSTON, LLC, a Texas limited liability company, MIRIAM  HOTEL HOUSTON, LLC, a Texas limited liability company and TERRAPIN OPERATOR WOODLANDS, LLC, a Delaware limited liability company (collectively “Seller”), and MOODY NATIONAL COMPANIES, LP, a Texas limited partnership (“Purchaser”).

RECITALS:

A.      Seller is the owner of certain real property located at  28913 Interstate  45, Spring, Texas, as more particularly described on Exhibit “A” attached hereto and made a part hereof, and the improvements thereon containing a  91-unit  hotel commonly known as the “Homewood Suites” (the “Hotel”).

B.        Purchaser   desires  to  purchase   from  the  Seller,  and  Seller  is  desires  to  sell  to Purchaser, the Hotel and all assets used in connection with the operation of the Hotel, in accordance with the terms and conditions hereinafter set forth.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the Hotel, the mutual promises and covenants herein contained, and for other good and valuable consideration, the full receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed as follows:

1.           Sale and Purchase.

A.            Description.   Seller and Purchaser agree that at Closing (hereinafter  defined), subject to the terms and conditions of this Agreement,  Seller will sell, assign, convey and deliver to Purchaser,  and Purchaser will purchase  and accept conveyance  and delivery of, all of the following tangible  (real,  personal   and  mixed)  and intangible  property and assets,  agreements,  contracts,  contract  rights, leases,  licenses, business and goodwill  (collectively,   the  “Assets” or  the “Property”), comprising the Hotel, free and clear of all liens and encumbrances (excluding the Loan (as defined below)):

(i)           Land.   That certain tract or parcel of land, more particularly described in Exhibit “A” attached hereto and incorporated herein for all purposes, with all rights, titles, benefits (including any all deed restrictions restricting hotel uses on the property adjacent to the Land), easements, rights of way, privileges, remainders, tenements, hereditaments, interests, reversions, licenses and appurtenances belonging or in any way pertaining thereto, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired (collectively, the “Land”);

(ii)           Improvements.   All parking areas, buildings, structures, facilities and improvements  located on the Land including, without limitation,  all  mechanical systems, fixtures and equipment, heating systems, fixtures and equipment; air conditioning systems, fixtures and equipment; plumbing systems, fixtures and equipment; electrical systems, fixtures and equipment; and ventilating systems, fixtures and equipment (collectively, the “Improvements”, the Land and Improvements are collectively referred to herein as the “Real Property”);

(iii)           Personal Property.    The term “Personal Property” shall include: (1) all equipment, furniture, furnishings, fixtures, vehicles, computer hardware, computer software, machinery, compressors, appliances, desks, files, tools, spare parts, Inventory (as defined below), and all other items personal property of every kind and nature which are now or at any time prior to the Closing Date, located on, attached to or used in the operation of the Real Property, all as identified on the Personal Property Lists attached hereto as Exhibit “B”; (2) the Authorizations (as defined below); (3) all books, records, customer lists, reservation information, reservation records and other documentation relating to the construction and operation of the Property; (4) the Warranties (as defined below); (5) the Plans and Studies (as defined below); (6) the Licenses and Permits (as defined below); (7) Reservations and Reservation Deposits (as defined below); and (8) ) any unpaid award for taking by condemnation or any damage to the Real Property by reason of a change of grade or location of or access to any street or highway.

(a)           Inventory.   The term “Inventory” shall include all inventories of supplies used in connection with the operation of the Assets, including, without limitation: all linens, chinaware, glassware, utensils, silver and silverware; all food and beverages; all engineering, maintenance and housekeeping supplies, including, but not limited to, soap and cleaning materials; all stationery and printing items and supplies; and all other hotel, restaurant or bar supplies or materials of all kinds, and including such items unused and/or held in reserve or storage for future use in connection with the maintenance and operation of the Property and including levels of not less than three (3) “par’’ for terry/towels and linens, all as identified on the Inventory Schedules all attached hereto as Exhibit “B”.  The Inventory is subject to depletions, replacements and additions in the ordinary course of Seller’s business, subject to the terms and conditions of this Agreement; provided, however, the Inventory to be maintained and conveyed at Closing in accordance with Section 11.

(b)           Authorizations.  The term “Authorizations” shall include all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

(c)           Warranties. The term “Warranties” shall mean all of Seller’s right, title and interest, if any, in and to all construction contracts, subcontracts and supply agreements pertaining to the initial construction of the Property and any subsequent construction work completed at the Property including the right to enforce such contracts and receive any rebates or other forms of compensation from the parties under such contracts and all transferable warranties, and guaranties, express or implied, related to any of the Assets from any contracts, contractors, subcontractors, materialmen, suppliers or vendors.

(d)           Plans and Studies. The term “Plans and Studies” shall mean all site plans, as-built surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, landscape plans, environmental site assessments and/or reports and any other plans or studies of any kind related to the Real Property (the “Plans and Studies”).

(e)           Licenses and Permits.  The term “Licenses and Permits “ shall mean all right, title and interest of Seller in and to all drawings, plans and specifications, trademarks, intangibles, trade names, software licenses and all intellectual property rights, telephone numbers, fax numbers, domain names, websites, web pages and all related items and all licenses, permits, alcoholic beverage permits and licenses, if any and if assignable or transferable, used in or associated with the business operated by Seller and more particularly described on Exhibit “E” attached hereto (the “Licenses and Permits”).

(f)           Reservations.   The term “Reservations” shall mean reservations and agreements made or entered into by Seller or Seller’s manager prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing. Any advance deposits made in respect the Reservations shall be referred to herein as “Reservation Deposits”.

(iv)           Tenant Leases.  All of Seller’s rights and interests in and to all leases, subleases and other rental agreements (written or verbal, now or hereafter in effect) that grant a possessory interest in and to any space situated in the Real Property or that otherwise grant rights for the use of the Real Property or any portion thereof (collectively, the “Tenant Leases”), all such Tenant Leases (both written and verbal) being more particularly described on Exhibit “C” attached hereto, if any; all security deposits and other deposits held in connection with the Tenant Leases and all prepaid rents, if any, held by Seller, relating to any period after Closing; and

(v)           Maintenance Agreements, Service Contracts and Other Contracts. All of Seller’s  rights and interests in and to all maintenance agreements, service contracts, equipment leases and other contracts, agreements and contract rights which Purchaser has expressly agreed in writing to assume under the terms and conditions of this Agreement (collectively, the “Maintenance Agreements”) of every kind concerning the operations of the Real Property including, without limitation, the maintenance agreements and service contracts set forth on Exhibit “D” attached hereto and all related deposits, prepaid items and open orders for the purchase of Personal Property. Notwithstanding the foregoing, the term “Maintenance Agreements” shall specifically exclude any management agreement related to the operation of the hotel (“Management Agreement”) and Seller agrees and acknowledges that any such Management Agreement will be terminated at or before Closing.

Notwithstanding anything herein to the contrary, Purchaser shall assume no liabilities of Seller or Seller’s manager (“Manager”) of any kind or nature whatsoever, whether known or unknown, fixed or contingent, in connection with or as a result of the acquisition of the Property or arising from or in connection with Seller’s ownership or Manager’s management of the Property or Seller’s or Manager’s operation of any business, concern, or enterprise involving the Property.

2.           Purchase Price; Payment of Purchase Price, Allocation and Earnest Money.

A.           Purchase Price.   The purchase price for the Assets shall be Twelve Million and 00/100 Dollars ($12,000,000.00) (“Purchase Price”) and shall be paid by Purchaser, plus or minus adjustments as set forth in this Agreement, as the case may be, in certified or wire transferred funds to Seller at Closing.

B.           The Loan.  The Property is currently encumbered by a loan (the “Loan”) in the original principal amount of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000), with a current principal balance of (as of February 1, 2012) of approximately $7,007,093.15.  The Loan is currently held by  (“Lender”). All documents related to the Loan are described on Exhibit F (the “Loan Documents”).  The Loan shall be credited towards the Purchase Price, provided, for purposes of determining the amount of the Loan to be credited toward the Purchase Price, the aggregate of the outstanding principal balance of the Loan and all accrued and unpaid interest and late charges or other similar fees, if any, as of the Closing Date shall be aggregated and determined and shall be credited to the Purchase Price.

(i)           Assumption.  Purchaser shall use commercially reasonable good faith efforts to assume the Loan and to that end will use its best efforts to submit a completed Loan Assumption Package to Lender within fifteen (15) days of the Effective Date and thereafter both Purchaser and Seller shall cooperate and use good faith diligent efforts to have the Lender approve the assumption of the Loan by Purchaser.  If Purchaser fails to qualify for the assumption of the Loan by the date that is one hundred eighty (180) days following the Effective Date (the “Loan Assumption Date”), or if the assumption of the Loan imposes conditions upon Purchaser that are not acceptable to Purchaser in its reasonable discretion, then the Agreement shall terminate, the Deposit (as defined below) shall be refunded to Purchaser and neither party shall have any further obligations hereunder except for those obligations which specifically survive termination.  All costs and expenses associated with the assumption of the Loan shall be paid for by Purchaser and, without limiting the foregoing, Purchaser shall be responsible for making all deposits required by the Lender in connection with the assumption of the Loan.

(ii)           Impounds.  In the event not reimbursed by Lender to Seller at Closing, Purchaser shall credit Seller at Closing the balance of all impounds held by Lender.

C.           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Land, Improvements and the Personal Property as of the Closing Date, with such allocation to be agreed upon by Seller and Purchaser acting reasonably prior to the expiration of the Inspection Period (as defined below).

D.           Deposit.  Within three (3) business days after complete execution of this Agreement, the Purchaser shall deliver to  American First Title and Trust Company, whose address is  4040 N. Tulsa, Oklahoma City, OK 73112 (Attn: Jeff Noble) (the “Escrow Agent”), the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) in immediately available federal funds (the “First Deposit”) to be held by the Escrow Agent in an interest bearing account.  One (1) business day following the expiration of the Inspection Period (and provided Purchaser has not otherwise elected to terminate the Agreement) the Purchaser shall deposit with the Escrow Agent an additional Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Additional Deposit, and together with the First Deposit, the “Deposit”).   The Deposit shall be nonrefundable to the Purchaser, except as otherwise specifically provided to the contrary herein.  The Deposit (together with interest accrued thereon herein) shall be disbursed or applied by the Escrow Agent in accordance with the provisions of this Agreement.   All interest accrued on the Deposit shall be reported under Purchaser’s federal tax identification number.  If the sale of the Assets is not consummated, the First Deposit and Additional Deposit shall be disbursed in strict accordance with the terms hereof. If the sale of the Assets is consummated, the Deposit shall be applied to the Purchase Price.  A fully executed copy of this Agreement shall be deposited with the Escrow Agent and Title Company (as defined below), and the Escrow Agent is hereby appointed and designated to act as escrow agent and is authorized and instructed to hold the Deposit and to distribute or apply the Deposit in strict accordance with the terms and conditions of this Agreement.

3.           Closing Date.  Purchaser and Seller shall close (the “Closing”) this transaction on, or if agreed to by the parties, before the later of (i)  thirty (30) days following the Loan Assumption Approval (as hereinafter defined), or (ii) five (5) days following the Franchise Transfer Approval (as hereinafter defined); provided, however, in no event shall Closing occur prior to the satisfaction of all conditions precedent unless Purchaser elects to waive in writing any such condition precedent (the “Closing Date”).  The Closing shall take place at the offices of the Moody National Title Company, L.P. whose address is 6363 Woodway, Suite 250, Houston, Texas 77057 (Attn: Kay Street) (the “Title Company”) (or by mail through escrow with the Title Company).   The term “Loan Assumption Approval” shall mean the date that Lender has provided to Purchaser all required approvals and consents necessary to the assignment to and assumption by Purchaser of the Loan.  The term “Franchise Transfer Approval” shall mean that the Franchisor (as defined below)  has provided to Purchaser all required approvals, consents and documents necessary to (a) the assignment to and assumption by Purchaser of the Franchise Agreement, or (b) the issuance of a new franchise agreement for the Property.

4.           Inspection Period; Franchise Agreement.

A.           Inspection Period.  Purchaser shall have the right and option for a period expiring at 5:00 pm central time on the date which is thirty (30) days following the Effective Date (the “Inspection Period”) to (i) enter upon the Real Property to conduct physical inspections of the Assets and (ii) undertake such other due diligence as Purchaser shall deem appropriate, including, without limitation, environmental tests, soil tests and engineering studies. Seller shall provide to Purchaser and its representatives, the books, records, financial reports, environmental reports and other studies, if any, pertaining to the Assets or the operation thereof, at reasonable times upon the request of Purchaser.  Any and all inspections, tests, audits and other investigations performed by Purchaser or its agents and representatives shall be at Purchaser’s sole cost and expense.  Further, all such inspections and tests shall be performed by Purchaser without material interference with the business operations conducted on the Property. Purchaser agrees to indemnify and hold Seller harmless from  and  against  any  and  all  claims,  liens   (including,  without  limitation,  mechanic’s or materialmen’s liens or   claims of liens), demands, liabilities, losses, damages, costs and expenses including, reasonable attorneys’ fees, resulting from any damage caused to the Property or injury to any persons which arises from any activity of Purchaser or any of its agents and representatives pursuant to this Section 4; provided, however, Purchaser shall not be liable for any diminution in the value or marketability  of the Assets due to findings in Purchaser’s investigations under this Section 4.  The provisions of this Section 4 shall survive the Closing or earlier termination of this Agreement. In the event that Purchaser is not satisfied, in its sole and exclusive discretion, with the results of its inspections  for any  reason  whatsoever,  Purchaser  may  rescind  this  transaction  and terminate the Agreement by  giving  written notice to Seller prior to the expiration of the Inspection Period and shall thereupon receive a refund of the First Deposit.  Purchaser shall have no obligation to notify Seller of any reason for such rescission and termination.   If Purchaser  exercises its termination  rights under this Section 4, the Escrow Agent shall promptly return the First Deposit to Purchaser without further instruction, and neither party shall have any further liability hereunder except for the obligations which are intended to expressly survive the termination hereof.

B.           Due Diligence Information. Promptly following the Effective Date, Seller shall deliver copies of the following items identified on Exhibit “G” (the “Due Diligence Information”) to Purchaser.

C.           Franchise Agreement. Purchaser shall use commercially reasonable good faith efforts to receive approval from Hilton Hotels or its affiliate (as applicable, “Franchisor”) to assume the existing franchise agreement between Franchisor and Seller dated November 14, 2006 (the “Franchise Agreement”) or obtain a new franchise agreement from Franchisor.  To that end Purchaser will submit a completed Franchise Agreement assumption package to Franchisor within fifteen (15) days of the Effective Date and thereafter Seller and Purchaser shall cooperate and use good faith diligent efforts to have the Franchisor approve the assumption of the Franchise Agreement (or alternatively approve the issuance of a new franchise agreement).  If Purchaser fails to qualify for the assumption of the Franchise Agreement (or issuance of a new franchise agreement) by the date which is one hundred eighty (180)

 days following the Effective Date (the “Franchise Assumption Date”), or if the assumption of the Franchise Agreement (or issuance of a new franchise agreement) imposes conditions upon Purchaser that are not acceptable to Purchaser in its reasonable discretion, then the Agreement shall terminate, the Deposit shall be refunded to Purchaser and neither party shall have any further obligations hereunder except for those obligations which specifically survive termination.  All costs and expenses associated with the assumption of the Franchise Agreement  shall be paid for by Purchaser and, without limiting the foregoing, Purchaser shall be responsible for making all deposits required by the Franchisor and paying for any required property improvement reports (“PIP”) in connection with the assumption of the Franchise Agreement.

If Purchaser has not received the PIP from Franchisor by the twentieth (20th) day after the Effective Date, Purchaser shall provide notice of same to Seller and the Study Period shall be extended for an additional fifteen (15) days.

D.             Records Retention and Audit.  Seller shall provide to Purchaser copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus one (1) prior calendar year (provided, however, such audit shall not include an audit of management fees or interest expenses attributable to the Seller). Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property (limited to Seller’s period of ownership), including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller’s agreement to maintain its records for use under this Section shall be a condition to Purchaser’s obligation to Close. Seller shall maintain its records for use under this Section for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing.

5.           Review of Title.

A.           Title Commitment.  Within five (5) days following the  Effective Date, Seller shall obtain a Commitment for Owner’s  Policy of Title Insurance dated after the execution date hereof  (the “Title  Commitment”)  in the amount  of the Purchase  Price covering  the Real Property, issued by the Title Company, which Title Commitment shall include copies of all instruments shown as exceptions thereto.  The Title Commitment shall set forth the status of title to the Real Property and shall show all liens, encumbrances, reservations, and restrictions and other matters, if any, relating to the Real Property.    Seller shall be responsible for the cost of the Title Commitment and the title policy, without standard exceptions, to be issued.  If Purchaser requests any title endorsements under the title policies, Purchaser shall pay for the costs of such title endorsements.

B.           Surveys.   Within five (5) days after the execution hereof, Seller shall provide to Purchaser copies of existing surveys with respect to the Real Property (the “Existing Surveys”). Purchaser may, at its sole cost and expense, cause to be prepared an updated and recertified survey (the “Updated Survey”) of the Real Property.

C.           Review of Commitments and Surveys.    Purchaser shall have the right to review the Title Commitment and Updated Survey for a period (the “Title Review Period”) of twenty (20) business days from the date of Purchaser’s receipt of the last of the Title Commitment, copies of all documents referred to therein and the Updated Survey.  Purchaser may give Seller written notice of its objections to any liens, encumbrances and other matters reflected by the Title Commitment or the Existing Survey and/or Updated Survey (the “Objections”) on or before the expiration of the Title Review Period.  Any title encumbrances set forth in the Title Commitment and Existing Survey and/or Updated Survey to which Purchaser does not object within the Title Review Period shall be deemed to be a “Permitted Exception.”

D.           Cure Period.   Seller shall use its best efforts to and shall have ten (10) days from Seller’s receipt of written notice of any such Objections (“Cure Period”) within which to make such arrangements and to take such steps as it may deem appropriate, in its reasonable discretion, to satisfy  or to cause  to be  satisfied  Purchaser’s Objections;  provided,  however,  Seller  shall  not  be required to pay any sum of money or undertake or agree to undertake any obligations in order to cure such Objections.  Notwithstanding the foregoing, Seller shall be obligated to (a) deliver all standard agreements and affidavits required to remove any standard title exceptions and (b) cure and satisfy at or before Closing all liens or encumbrances placed on the Real Property by Seller or delinquent taxes, judgment liens or materialmen’s liens arising from actions or omissions by, through or under Seller.  If Seller fails to cure any such Objections  to the  reasonable  satisfaction  of  Purchaser  within  the  time  provided  above and  gives Purchaser written notice thereof (or evidence that same will be so cured  at the Closing with the cash proceeds to be received by Seller at such Closing), Purchaser shall have the right either to:

(i)            Terminate this Agreement by giving written notice thereof to Seller within five (5) business days following the expiration of the Cure Period (in which event the First Deposit shall be immediately returned to Purchaser by the Escrow Agent upon receipt of such written notice of termination) and this Agreement shall be null and void and of no further force or effect (except for Purchaser’s indemnity provided in Section 4 hereof and the indemnities in Section 14 hereof); or

(ii)           Elect to consummate the purchase of the Assets subject to the uncured Objections without reduction or adjustment of the Purchase Price on account of such Objections (it being agreed that if Purchaser fails to timely deliver the notice referred to in Section 5.D(i) above, such failure shall constitute an election to purchase the Assets under this Section 5.D(ii)); or

(iii)           If the uncured Objections can be cured by the payment of an amount of money and arise from voluntary liens or encumbrances against the Real Property, elect to consummate the purchase of the Assets deducting the amount required to cure such uncured Objections from the Purchase Price from the proceeds due to Seller at Closing.

6.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

A.           Authority.  This Agreement is a valid and binding agreement of the Purchaser enforceable against Purchaser in accordance with its terms.  The person executing this Agreement on behalf of the Purchaser has the authority to do so.

B.           No Conflict or Required Consents.  Neither the execution of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default, or result in the termination of any agreement or instrument to which Purchaser is a party; (ii) violate any restriction to which Purchaser is subject; or (iii) constitute a violation of any applicable code, resolution, law, statute,  regulation,  ordinance, judgment,  rule,  decree  or  order  affecting Purchaser  or  to  which Purchaser is a party.

7.           Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the date hereof, as of the date of Closing and to survive thereafter as follows:

A.           Organization.  Each Seller is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power and authority and is qualified under the law in which its Hotel is located to own, lease and operate its properties and to conduct the business presently conducted by it.

B.           Authority.  The execution and delivery of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all requisite company approvals. This Agreement is a valid and binding agreement of the Seller and enforceable against Seller in accordance with its terms.  The person executing this Agreement on behalf of the Seller, for and on behalf of the Seller, has the authority to do so.

C.           Compliance with Organization Documents.    Neither the execution and delivery of this Agreement nor the compliance with the terms and conditions of this Agreement on the part of the Seller will conflict with or result in a breach of the organization documents of the Seller and Seller is authorized to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder.

D.           No Conflict or Required Consents.  Neither the execution of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms, conditions, and provisions of or constitute a default, or result in the termination of any material agreement or instrument (other than those instruments or agreements to be terminated at Closing,  the transfer of the Franchise Agreement which requires the consent of Hilton or the transfer of the Loan which required consent of the Lender) to which such Seller is a party or by which such Seller may be bound; (ii) violate any restrictions to which such Seller is subject; or (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order.

E.           Tenant Leases.  There are no Tenant Leases affecting the Assets except as set forth in Exhibit “C” attached hereto.   The Tenant Leases are all valid and in full force and effect and, to the best knowledge of Seller, Seller is not in default under any of the material obligations under said Tenant Leases.

F.           Maintenance Agreements.    There are no Maintenance Agreements affecting the Assets except as set forth in Exhibit “D” attached hereto.   The Maintenance Agreements are all valid and in full force and, to the best knowledge of Seller, Seller is not in default under any of the material obligations under said Maintenance Agreements.

G.           Taxes.    All employee, business, sales or other occupancy taxes due with respect to the Property have been or will be paid by Seller either directly or through prorations at Closing in accordance herewith.  To Seller’s knowledge there are no outstanding taxes or other municipal assessments against the Property.

H.           Employees.   Neither Seller nor Seller’s manager is a party to any oral or written employment contracts or agreements with respect to the Property. To Seller’s knowledge, there are no labor disputes or organizing activities pending or threatened as to the operation or maintenance of the Property or any part thereof. .Neither Seller, Seller’s manager nor Hilton has entered into any union contracts, or collective bargaining agreements with respect to any employees at the Property, or entered into any other employment agreements or other documents relating to the employment of any employees at the Property other than agreements, contracts or other documents which are terminable at will on or before the Closing Date.  To Seller’s knowledge, the Property has been operated in such a way as to comply with all applicable labor and employment laws, including, but not limited to, laws related to equal employment, plant closings, employment taxes and withholding requirements

I.           Litigation.  There are no actions, suits, arbitrations, governmental proceedings or other legal or administrative proceedings pending or, to the best of Seller’s knowledge, threatened against any Seller or affecting the Property before any court or governmental authority.

J.           Title.  Seller has good, marketable and insurable title to the Real Property, free and clear of any liens, and encumbrances.  There are no agreements by Seller for the sale of the Assets, including without limitation, any written or oral options, rights of first refusal, contracts or agreements to purchase all or any portion of the Assets.  Seller has good and merchantable title to the Personal Property and the right to convey the same in accordance with this Agreement.  All of the Personal Property being conveyed by Seller is free and clear of all liens and encumbrances, except for those which will be discharged by Seller at Closing.

K.           Compliance with Laws.  Seller has all of the Licenses and Permits identified on Exhibit “E” and, to Seller’s knowledge, the Hotel and/or the Assets are in compliance will all applicable laws, ordinances, statutes, rules, regulations, restrictions, health and sanitary codes, zoning ordinances related to the Property and with the terms of all license and permits applicable to the Hotel and the Assets.

L.           Tax Returns.  All tax reports and returns for the Hotel (including, but not limited to, all federal, state and local income, sales, or use tax returns or reports) for the periods prior to the Closing Date have been filed or, if not now due, shall be duly filed and paid by Seller or Manager on or before the later of the Closing Date or the due date thereof.  There are no federal, state or local liens for taxes upon any Hotel or assets of Seller, and Seller has received no notice that additional taxes are due.

M.           Condemnation Action and Special Assessments.  There are no pending, or to the best of Seller’s knowledge, threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof.

N.           Environmental.   To the best of Seller’s knowledge, there is no chemical, radioactive, toxic or otherwise hazardous material, substance or waste, whether liquid, solid, gaseous or otherwise, located in, upon, under or adjacent to the Property (including buildings thereon) or any ground or surface waters or water courses thereon or thereunder, and the Property is not now nor was it previously used for storage, disposal, manufacture, generation, whether as a by-product or otherwise, of any hazardous or toxic substance, and the Property does not contain any insulation or fire retardant material which consists, in whole or in part, of asbestos or urea-formaldehyde, or any electrical transformers containing PCBs.  There is no mold or other evidence of water infiltration at the Property and no part of the Property has been painted with lead based paint.  The Property does not now, nor have they ever had installed thereon any above ground storage tank or thereunder any underground storage tank.   To the best of Seller’s knowledge, there is no termite or other insect, rodent, pest or other infestation on the Property and no existing damage from any such infestation on any of the Improvements located on the Property.

O.           Due Diligence Information.   All of the Due Diligence Information delivered by Seller to Purchaser including, without limitation, the items identified on Exhibit “F”, the Tenant Leases, the Maintenance Agreements and all other financial information, books and records and tax returns heretofore provided or to be provided to Purchaser, to Seller’s best knowledge, fairly reflect the results of operations of the Hotel for the periods stated therein and are complete, true, correct and accurate in all material respects.   Seller shall furnish to Purchaser, from time to time, after the execution date hereof and prior to Closing, operating statements for the Hotel and such other information as may be reasonably requested by Purchaser with respect to the Property. All such information has, or shall be, prepared in the ordinary course of Seller’s business.

P.           Seller Is Not a “Foreign Person”.  No Seller is a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

Q.           No Bankruptcy.  Seller is not subject to any bankruptcy or insolvency proceeding, and Seller has full right and power to convey and deliver possession of the Property and to transfer all of the other property comprising the Property in accordance with this Agreement.

R.           Loan Documents.  The Loan Documents as set forth on Exhibit “F” are all of the documents related to the Loan and true, correct and complete copies have been provided to Purchaser.  No event of default exists under the terms of the Loan Documents, and Lender has not given notice to Seller of any event which, with the passage of time or the giving of notice or both, would constitute an event of default under the Loan Documents.

The representations, warranties and covenants of Seller pursuant to this Section 7 shall be true and correct as of Closing and shall survive the Closing for a period of one (1) year.  As used herein, the term “Seller’s knowledge” or words of similar import refer to the personal knowledge of Anthony Sherman and Bob Adler.

8.           Closing Deliveries.

A.           Seller’s Obligations. Seller shall cause to be delivered to Title Company at Closing all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller:

(i)           A Special Warranty Deed conveying title to the Real Property, subject only to the items of record approved by Purchaser under Section 5 hereof;

(ii)           A Bill of Sale and General Assignment conveying the Personal Property, free and clear of all liens and encumbrances;

(iii)           An Assignment and Assumption of Maintenance Agreements (“Assignment of Agreements”)

(iv)           Assignment and Assumption of Space Leases, with tenant estoppels from all tenants under the Tenant Leases in form reasonably acceptable to Purchaser (“Assignment of Tenant Leases”);

(v)           An Assignment of Franchise Agreement (if applicable);

(vi)           An Interim Liquor License (as contemplated in Section 16, if applicable);

(vii)           Certificate(s)/Registration of Title for any vehicle owned by the Seller and used in connection with the Property (if any);

(viii)           A duly executed affidavit stating:  its United States Taxpayer Identification Number for federal income tax purposes and that such Seller is not a “foreign person” within the meaning of Section 1445, et seq., of the Internal Revenue Code;

(ix)           All documents necessary to effectuate the Loan Assumption (collectively, the “Loan Assumption Documents”);

(x)           A “bring down certificate” with respect to Seller’s representations and warranties (as contemplated in Section 9);

(xi)           Such further instruments of conveyance, assignments, approvals,   waivers, consents, confirmations, releases, and other documents as may be reasonably necessary to effectuate the indemnity obligations of the Seller as set forth in Section 11.I hereof and as may be reasonably necessary to effectuate the sale and transfer of all title, ownership, and possessory rights in and to the Assets to Purchaser, and to otherwise consummate  and evidence the capacity and authority of Seller to consummate the transactions contemplated herein;

(xii)           Owner’s  Policy of Title Insurance issued without standard exceptions in the amount of the Purchase Price issued by the Title Company insuring that Purchaser is the owner of the Real Property subject only to the items of record approved by Purchaser under Section 5 hereof;

(xiii)           Seller shall certify as true and correct the Inventory Schedules identified on Exhibits “B”.   The costs for any orders placed  by Seller  which exceed  the re-order level described  on the Inventory  Schedules, shall be the sole responsibility  of Seller and Seller shall provide Purchaser with a credit at Closing for all such amounts;

(xiv)           Seller shall deliver to Purchaser reasonable evidence of payment of all outstanding obligations, including, without limitation, all federal, state and local tax liabilities, and in the event Purchaser may have any successor liability with respect to any such taxes, Seller shall also furnish Purchaser with tax clearance certificates confirming that all such taxes have been paid in full; and

(xv)           A duly executed closing statement taking into account all prorations and adjustments required pursuant to the terms of this Agreement, including without limitation, all impounds under the Loan.

The Seller shall also deliver, or otherwise make available to Purchaser at the Property:

(i)           Possession of the Assets;

(ii)           Copies of all room reservations  and service and maintenance records not previously delivered to Purchaser, together with correspondence and other records pertaining thereto which Purchaser will reasonably require in the future operation of the Assets and if requested by Purchaser, Seller shall cause its records pertaining to the Hotel to be electronically transferred from Seller to Purchaser;

(iii)           all original Warranties, Guarantees, Tenant Leases, Maintenance Agreements and Licenses and Permits;

(iv)           Keys or codes to all doors to, and equipment and utility rooms located on, the Real Property, computer systems, telephone systems, lock systems and voice mail.

B.           Purchaser’s Obligations.  Purchaser shall cause to be delivered to the Title Company at Closing the following instruments, each of which shall have been duly executed and, where applicable,

(i)           The Purchase Price as provided in Section 2 hereof and subject to the adjustments provided in this Agreement;

(ii)           Assignment of Agreements;

(iii)           Assignment of Tenant Leases;

(iv)           An Assignment of Franchise Agreement (if applicable);

(v)           An Interim Liquor License (if applicable);

(vi)           The Loan Assumption Documents;

(vii)           A duly executed closing statement taking into account all prorations and adjustments required pursuant to the terms of this Agreement; and

(iv)   Such additional documents, instruments, assumptions, consents, waivers and releases as may be reasonably necessary to effectuate the transactions contemplated herein or to evidence the capacity and authority of Purchaser to consummate the transactions contemplated herein.

9.           Conditions Precedent to Closing.

A.           Purchaser’s Obligation to Close.  The obligations of Purchaser hereunder shall be subject to the satisfaction of the following conditions precedent:

(i)           Inspection Period.  Purchaser’s satisfaction (or waiver) of its inspections during the Inspection Period as provided in Section 4 hereof.

(ii)           Hilton Approval.  Purchaser shall have obtained Franchise Transfer Approval on terms acceptable to Purchaser in its reasonable discretion.   Purchaser shall be responsible for the payment of any and all application fees, transfer fees or costs as  applicable,  imposed  by  Franchisor  in  connection  with  the  assumption  of  the  Franchise Agreement.

(iii)           Loan Assumption.  Purchaser shall have obtained the Loan Assumption Approval, together with Loan Assumption Documents on terms acceptable to Purchaser in its reasonable discretion.

(iv)           Seller’s Representations, Warranties and Covenants.  All of Seller’s representations, warranties, and agreements contained herein shall be true and correct as of the date of hereof and on the date of Closing, which Seller shall certify to at Closing, and Seller shall not have on the date of Closing failed to meet, complied with or performed, any condition or agreement on its part to be performed under the terms and conditions contained herein.  There shall be no material changes in the physical or economic condition of the Property from the date hereof to the date of Closing.

(v)           Litigation.  No suit, action, or other proceeding shall be pending or threatened before any court or governmental agency by which any third party is seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

(vi)           Termination of Employees.   Seller shall have terminated all of the employees of the Hotel and will be responsible for all compensation, fringe benefits, vacations and vacation payments and other amounts owed to employees working at the Property prior to the first shift of the Closing Date.  Seller shall comply in all respects with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §101, et seq. (“WARN”) and Seller shall indemnity and hold harmless Purchaser and its successors and assigns from and against any and all claims, penalties, damages, liabilities, actions, costs and expenses (including reasonable attorneys’ fees) incurred as a result of Seller’s failure to comply with WARN in connection with the transaction contemplated by this Agreement.  The indemnity provided in this Section shall survive the Closing.

(vi)           Inventory.  Seller shall have updated and certified as true and correct the of Inventory Schedule identified on Exhibits “B” which shall, in all events, evidence inventory levels  of not less  than three (3) “par”  for terry/towels  and linens  and in the  event  the Inventory Schedule  do not evidence such inventory  levels, then, Purchaser  shall receive  a credit for the cost incurred to obtain such items for the Property.

(vii)           Licenses and Permits.    Seller  shall cause  all operating  licenses  and permits identified on Exhibit “E” including, without limitation, food service, elevator, boiler, pool, business operating license, occupancy permits, etc. and liquor licenses to be in good standing and transferred,  if  transferable,  to  Purchaser  at  or  before  Closing.  To  the  extent  any such  operating licenses and permits identified on Exhibit “E” are actually in the name of an affiliate of Seller, then Seller shall cause such a:ffiliate(s) to transfer  such licenses and permits, to the extent applicable.

(viii)           Maintenance Agreements.     Seller  shall  have  terminated  any Maintenance Agreements that Purchaser has not elected to assume (including the Management Agreement), in writing, and Seller shall be responsible for any and all termination fees or amounts due and owing under such Maintenance Agreements which Purchaser has not agreed to assume as provided above.

(ix)           Closing Documents.  Seller shall have duly executed and/or delivered the documents and instruments required pursuant to Section 8.A hereof.

(x)           REO Audit.  Seller shall have cooperated with the audit requirements pursuant to Section 4.D.

Each of the conditions contained in this Section 9.A are intended for the benefit of Purchaser and may be waived, in whole or in part, by Purchaser, but only by an instrument in writing signed by Purchaser.  If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that (i) title to the Real Property is subject to defects, limitations or encumbrances other than the items approved by Purchaser  under Section  5 hereof, or (ii) any of the conditions precedent  set forth above have not been satisfied (however, excluding any such conditions which constitute an event of default under this Agreement), or waived in writing by Purchaser, then Purchaser shall promptly give Seller written notice of its objection thereto.  In such event, Seller shall use their best efforts to cure such  objections  and, if necessary,  and  with  the prior  written  consent  of purchaser,  may  elect  to postpone the Closing for thirty (30) days in an attempt to cure such objection(s).  If Purchaser fails to waive the objections within ten (10) days after notice from Seller that Seller cannot cure or cause to be cured the objection, then, as Purchaser’s sole remedy (except to the extent that such objection constitutes an event of default under this Agreement), this Agreement will terminate automatically and Seller  shall  promptly  direct  the Title  Company  to return  the  Deposit   to  Purchaser,  and  neither  party  shall  have  any  liability  to  the  other  except  for  the indemnification obligations of Purchaser contained in Section 4 and Section 14 hereof.

B.           Seller’s Obligation to Close.   The obligations of Seller hereunder shall be subject to the satisfaction of the following conditions precedent:

(i)           Representations and Warranties.  The representations and warranties of Purchaser contained herein shall be materially true and correct as of the Closing Date.

(ii)           Performance of Covenants and Agreements.    Purchaser shall have materially performed and complied with all covenants, agreements and conditions required to be performed or complied with pursuant to this Agreement prior to or as of the Closing.

10.           Adjustments.   The following items shall be apportioned or prorated between Seller and Purchaser as of 11:59 o’clock p.m.  local time, on the day immediately  preceding  the Closing Date  (the  “Apportionment  Date”)  and  shall  constitute   adjustments  to  the  Purchase  Price  (All provisions of this Section 10 shall survive Closing for a period of one (1) year):

A.           Taxes.  All real and personal property taxes and special assessments (general or special) which have become a lien on the Property, all charges for improvements or services already made to or for the benefit of the Property, and all assessments (general or special) arising out of or in connection with any assessment district created or confirmed prior to the date of Closing shall be paid by Seller at or before Closing. Taxes for the then current year shall be prorated at Closing as of the Apportionment Date on a calendar year basis, and such taxes shall be deemed to be paid in arrears. If the closing shall occur before the tax bills are issued for the then current year, the apportionment of the taxes shall be based upon the basis of the tax bill for the preceding year. Any difference in actual or estimated taxes for the year of sale actually paid by Purchaser shall be adjusted between the patties upon receipt of written evidence of the payment thereof.

B.            Charges for Telephone, Water, Electricity, Gas and Other Utilities.   The consumption of all utilities is measured by meter, and Seller shall furnish a current reading of each meter at the Closing, which reading shall have been made no earlier than one (1) business day prior to Closing, and Seller shall pay or cause to be paid the charges therefor to such date.  The telephone service will be changed over as of the Closing Date by Purchaser and Purchaser shall be responsible for charges incurred on the Closing Date and thereafter.   All deposits, if any, made by Seller as security under any contract or license, shall be returned to Seller and Purchaser shall be responsible for replacing any required deposits.

C.           Room Charges.  Room   charges   for   the   night   commencing   on   the Apportionment Date and ending on the morning of the Closing Date shall be split between Seller and Purchaser on a fifty/fifty basis.  Breakfast receipts for the morning of the Closing Date shall be the property of Purchaser.

D.           Prepaid Expenses.  A prorated portion of any expense which has been prepaid by Seller prior to the Closing Date and which Purchaser has agreed in writing to assume and which is attributable to a period on or after the Closing Date, including, without limitation, prepaid charges for transferable licenses, permits and other like items, shall be credited to Seller.   However, Purchaser shall obtain its own insurance and no prepaid items related thereto shall be credited to Seller and in the event that Purchaser has not assumed the item for which the expense relates, then, Purchaser shall not be obligated to provide such a credit to Seller.

E.           Prepaid Reservations.    Purchaser shall receive a credit for all prepaid reservations, advance room deposits, Reservation Deposits, security deposits under Tenant Leases, if any, or other such deposits assigned to Purchaser hereunder.

F.           Maintenance Agreements.  Charges under the Maintenance Agreements which to be assumed by Purchaser shall be prorated at the Closing with Seller paying all such charges through and including the Apportionment Date.

G.           Accounts Receivable.    Seller shall retain the full amount of all accounts receivable.  Purchaser shall promptly deliver to Seller all collections received from and after Closing on any such pre-closing receivables and shall report the status thereof to Seller promptly upon request.

H.           House Banks.  Subject to the proration provisions hereof and the credits due to Purchaser for prepaid items and deposits as set out herein, cash, checks and other funds including till money and house banks held at the hotel as of the Apportionment Date shall be turned over to Purchaser and Seller shall receive a credit at Closing in the amount of the cash so delivered.

I.           Gift Certificates.   Purchaser shall receive a credit at Closing in the amount of any “Gift Certificates” issued by Seller for free or reduced rate room charges which have not been redeemed as of the date of Closing, and Seller shall furnish Purchaser with detailed records of all Gift Certificates issued by Seller including a statement identifying the amount of each Gift Certificate and an identification of all holders of such Gift Certificates and such other reasonable information as Purchaser may request.

J.           Advanced Deposits.  At the Closing, Purchaser shall receive a credit to the Purchase Price and Seller a debit in the amount of all advanced booking deposits paid to Seller and not earned with respect to the period after the Closing.

K.           Further Assurances. All items to be adjusted, in accordance with the foregoing Sections  10.A through  10.J, for which figures are   not available at Closing, will be adjusted and payment therefor will be made by Seller to Purchaser or by Purchaser to Seller, as appropriate, as soon as figures are available after Closing.  Purchaser or Seller, as appropriate, will deliver simultaneously with such payment, any and all data, information or other backup it may have with respect to such payment and/or such proration so as to fully indicate to the other party the calculation of the amount of payment contained therewith.

L.           Benefit and Liability.   The purpose and intent of the provisions as to the prorations, adjustments and apportionments set forth above and elsewhere in this Agreement are that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through the Apportionment Date, and Purchaser shall bear all such expenses and receive all such income accruing thereafter.   Accordingly, effective upon Closing, Seller agrees to indemnify and hold Purchaser harmless from and against any and all costs and expenses relating to the operation of the Assets during the period preceding Closing, and Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all costs and expenses relating to the operation of the Assets from and after Closing. If a computation of the apportionments and adjustments described in this Section 10 shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price. If such computation shows that a net amount is owed by Purchaser to Seller, Seller shall receive a credit on the closing statement at Closing for such amount. All of the provisions of this Section 10 shall survive the Closing and shall not merge with the closing documents to be delivered at Closing.

11.           Operation of the Assets Pending Closing. Prior to the Closing Date, Seller agrees that:

A.           Insurance.   Seller or Seller’s agent shall keep or shall cause to be kept the Assets insured against fire and other hazards covered by extended coverage endorsement and comprehensive general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, consistent with Seller’s prior practices.

B.           Operations.  Seller or Seller’s agent shall operate and maintain or cause to be operated  and  maintained  the  Assets  in  a  good  and  business-like  manner and  substantially  in accordance with Seller’s past practices, including, but not limited to:

(i)           Repair and maintain the Property in good condition and repair.  Neither Seller nor Seller’s agent shall refer any of the Hotel business to any other Hotel or lodging establishments.

(ii)           Seller shall maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years.

(iii)           Seller shall maintain in full force and effect, and use commercially reasonable efforts not cause or permit a default under (with or without the giving of any required notice and/or lapse of time), the Licenses and Permits.

(iv)           Seller shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and Seller shall not permit the Inventory to be diminished other than as a result of the ordinary and necessary operation of the Hotel by Seller.

(v)           Seller shall not remove or cause or permit to be removed any part or portion of the Real Property or the Tangible Personal Property without the express written consent of Purchaser unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

(vi)           Seller shall continue to use its commercially reasonable efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as Seller did prior to the execution of this Agreement.

C.           Maintenance Agreements and Tenant Leases.  Seller shall enter or cause to be entered into only those third party contracts that are necessary to carry out its obligations under Section 11.B above and which shall be cancelable upon thirty (30) days written notice without penalty or premium, unless Seller first obtains Purchaser’s prior written consent to any such contract. If Seller enters or causes to enter into any such contract, it shall promptly provide written notice thereof to Purchaser.  In no event shall Seller enter into any new Maintenance Agreements,  Tenant Leases or other contracts which will survive Closing without first obtaining Purchaser’s prior written consent.

D.           Supplies.   Maintain or caused to be maintained normal levels of items of inventory and supplies substantially consistent with past practices, including levels of not less than three (3) “par” for terry/towels and linens and shall not place any orders for inventory or supplies that exceed the levels identified on Exhibits “B”.

E.           Warranties and Guaranties. Seller shall not before or after Closing release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser.

F.           Condition of Property.  Seller shall not, after the date of this Agreement, voluntarily subject the Real Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.

G.           Safe and Baggage.

(i)   On the Closing Date, Seller shall cause the delivery to Purchaser of all of the keys to the safes in the Hotel.  On the Closing Date, Seller shall give written notices to those persons who have deposited items in the safe, advising them of the sale of the Assets to Purchaser and requesting the removal or verification of their contents in the safe.  All such removals or verifications on the Closing Date shall be under the supervision of Seller’s and Purchaser’s respective representatives.  All contents that are to remain in the safe shall be recorded.  Items belonging to guests who have not responded to such written notice by so removing and verifying their safe contents by the end of the Closing Date shall be recorded in the presence of the respective representatives. Any such contents so verified and recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability therefor.   Seller hereby agree to indemnify  and hold Purchaser harmless from any liability arising from claims by guests for any loss of contents in the safe not recorded on the Closing Date.

(ii)   On the Closing Date, representatives of Purchaser and Seller shall take an inventory of all baggage, valises and trunks checked or left in the care of Seller.  From and after the Closing Date, Purchaser shall be responsible for all baggage listed in said inventory, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability therefor. Seller shall remain liable for all damages or liabilities with respect to such baggage which occurred prior to the Closing Date as well as for claimed omissions from said inventory, and Seller hereby agree to indemnify and hold Purchaser harmless from any liability therefor.

H.           Employees.  The parties acknowledge that all on-site personnel employed at the Hotel are employees of Terrapin Operator Woodlands LLC.  Purchaser shall not be required or obligated to hire any such employees.

I.           Indemnity.  Purchaser shall indemnify, defend and hold Seller harmless from and in respect to any claims asserted by guests, creditors or employees of or claimants against Purchaser or of the Property after the date of Closing, and relating to events first occurring after the date of Closing, including any claims for breach of any representation or warranty made by Purchaser herein. Seller shall indemnify, defend and hold Purchaser harmless from and in respect to any claims asserted by guests, creditors or employees of or claimants against Seller or of the Property up to the date of Closing, including any claims for breach of any representation or warranty made by Seller herein and including any  claims  relating  to events  first  occurring  on  or  before  the date  of Closing.  In no event shall Purchaser   assume any liability of Seller, except as expressly set forth herein.  The parties acknowledge that this is not a sale of a business nor shall Purchaser be deemed a successor of Seller. The terms of this Section shall survive Closing.

12.           Destruction, Damage or Condemnation Prior to Closing.

A.           Risk of Loss.  Seller shall bear the risk of all loss, destruction or damage to the Assets, or any portion thereof, from any and all causes whatsoever until and including the Closing Date.  Seller agrees to give the Purchaser prompt notice of any fire or other casualty to the Property occurring between the Effective Date and the Closing Date.

B.           Damage Over $250,000.00.     If,  prior  to  the  Closing,  there  shall  occur  (i) damage to the Assets caused by fire or other casualty which (a) is not fully insured, (b) would cost $250,000.00 or more to repair or  replace, or (c) which would require more than sixty (60) days to repair,  or  (ii)  the  taking  or proposed  taking  by  condemnation  of  all  or  such  portion  of  the  Assets  as  would,  in  Purchaser’s reasonable  opinion,  materially  interfere  with  Purchaser’s use and enjoyment  thereof,  then,  and  in either of such events, Purchaser may elect to terminate its obligations under this Agreement by written notice given to Seller within seven (7) days after Purchaser  has received notice of such casualty or condemnation  from Seller,  in which event  no party  shall  have any further obligations  to the other hereunder and the Deposit shall be immediately returned by the Escrow Agent to Purchaser upon the Escrow Agent’s receipt of written notice thereof.  If Purchaser does not so elect to terminate  its obligations  under this Agreement,  then the Closing shall  take place  as herein provided without abatement of the Purchase Price and there shall be assigned to Purchaser at the  Closing  all  interest  in  any  insurance  claims  and  proceeds  including,  without  limitation,  any business  interruption  insurance,  or condemnation  awards which may  be payable  to or  available  to Seller for any period after the Closing Date on account of any such fire, casualty or condemnation.   In addition,  the  Purchase  Price  shall  be  reduced  by  the  amount  of  the  deductible  of  the  applicable casualty insurance policy.

C.            Damage under $250,000.00.     If,  prior  to  the  Closing  there  shall  occur  (i) damage  to the Assets  caused  by fire or other  casualty which is (a) fully insured, (b) would  cost less than $250,000.00  to repair or replace, and (c) requires less than sixty (60) days to repair or replace, or (ii) the taking or proposed  taking by condemnation  of a portion  of the Assets which, in the Purchaser’s reasonable judgment, is not material to the use or enjoyment thereof, then, and  in  either  of such  event,  Purchaser  shall  have  no  right  to terminate  its  obligations  under  this Agreement, but there shall be assigned to Purchaser at Closing all interest in any insurance claims and proceeds, including, without limitation, any business interruption  insurance, or condemnation  awards which may be payable to Seller for any period after the Closing Date on account of any such fire, casualty  or condemnation.    In addition, the Purchase Price shall be reduced by the amount of the deductible of the applicable casualty insurance policy.

D.           Insurance Proceeds.   In the event that a fire or other casualty shall occur prior to Closing  and the insurance  claim has not been  settled  with the Seller’s insurance  company  with proceeds  paid  to Seller,  then, at Closing,  Seller  shall  escrow  with  the Title  Company  the  amount reasonably estimated by Purchaser and Seller to be received from the insurance company pursuant to an escrow  agreement reasonably  satisfactory  to Seller and Purchaser  pursuant  to which such funds shall be held as security until the insurance proceeds have been paid to Purchaser and in the event that the insurance proceeds are not paid to Purchaser within six (6) months of the Closing Date, Purchaser shall have the right to receive such amounts contained within the escrow account.

13.           Defaults and Remedies.

A.            Seller’s Default.  If the sale contemplated hereby  is not consummated because of a default by Seller under this Agreement,  or if Seller’s representations or warranties set forth herein are determined to be inaccurate or untrue, then Purchaser, at Purchaser’s option and as Purchaser’s sole and exclusive  remedy, shall have the right to either (i) terminate this Agreement by giving written notice to Seller, whereupon (a) the Deposit  shall  be  immediately  delivered  to  Purchaser  by  the  Escrow

 Agent upon receipt of written notice from Purchaser of such termination, (b) Seller shall reimburse Purchaser, upon receipt by Seller of reasonable evidence thereof, for Purchaser’s expenses related to the transaction contemplated by this Agreement (not to exceed $100,000 in the aggregate) and (c) thereafter neither Purchaser  nor  Seller  shall  have  any  further  rights  or  obligations  hereunder  except  matters  which survive  termination, (ii) waive such matter or condition and proceed to Closing, with no reduction in the Purchase price, or  (iii)  pursue  a  damage  claim  and/or  enforce  specific  performance  of  the obligations of Seller under this Agreement.

B.           Purchaser’s Default.     If  Purchaser   fails  to  perform   any  of  Purchaser’s obligations hereunder, then Seller, after giving Purchaser written notice of such default and a period of ten (10) days from the date of Purchaser’s receipt of such notice to cure such default, and as Seller’s sole and exclusive remedy, shall have the right to terminate this Agreement by giving written notice to Purchaser, in which event Seller shall be entitled to the Deposit as liquidated damages, and neither Purchaser nor Seller shall have any further rights or obligations under this Agreement except matters that survive termination. SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM THE PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE DEPOSIT IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SAID DAMAGES TO BE CERTAIN.

C.           Indemnification.     Subject   to  the  limitation   of  survival   contained   herein, Purchaser and Seller shall each indemnify  the other party and defend and hold same harmless from and in respect to any claims arising from a breach of any representation or warranty made herein.

14.           Broker.   Purchaser and Seller do hereby certify, represent and warrant each to the other that it has not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement other than, in Seller’s case, the engagement Marcus & Millichap, Inc. (“M&M”).  Seller shall be solely responsible for any commission or fees due to M&M arising from this Agreement.  Purchaser  and Seller shall  indemnify,  defend  and hold each other and their respective successors and assigns, harmless with respect to any claim of any real estate broker or salesperson claiming a commission and/or damages through or under them in connection  with  this  transaction,  including,  without  limitation,  reasonable  attorneys’  fees.    This Section 14 shall survive the Closing or the termination of this Agreement.

15.           Closing Costs.  Seller  and  Purchaser  shall  each  pay  for  its  respective  legal  costs, accounting reviews or audits.  Purchaser and Seller agree to split any escrow fees or similar charges charged by the Escrow Agent and Title Company. The Seller shall pay for the premium for the Owner’s Title Policy, without standard exceptions. Seller shall pay all real property and personal property taxes and any special assessments to closing and current taxes shall be prorated  in accordance with local customs on a 365-day due date basis, in accordance with the terms and conditions of the Purchase Agreement, it being  acknowledged  and agreed  that such  taxes are payable  in  arrears.   The Purchaser shall pay for all costs related to the assumption of the Loan and the Franchise Agreement.  Any fees or costs not specified herein shall be paid in accordance with customs of Houston, Texas.

16.            Liquor Licenses.     If  applicable,  Seller  shall  use  its  good  faith  efforts  to  assist Purchaser in affecting the transfer of any existing liquor licenses and permits currently in the name of Seller  or  its  affiliates  to  Purchaser  or  its  designee  on  the  Closing  Date (or alternatively, to obtain a new liquor license).    Notwithstanding   the foregoing, however, in the event that the parties are unable to cause the transfer of the existing liquor licenses  and permits (or the issuance of a new liquor license or permits) to Purchaser  as of the date of Closing  Date,  then Seller  or its affiliate  shall cooperate  in  good  faith  with  Purchaser   and  implement  an interim liquor agreement  reasonably  requested   by Purchaser  whereby Seller or its affiliate shall manage the purchase, sale and service of alcoholic beverages at the Hotel on behalf of Purchaser following the Closing Date and pending the transfer of the existing liquor licenses and permits to Purchaser. Purchaser shall reimburse the Seller or its affiliate(s) for actual out of pocket costs incurred by the Seller or its affiliate(s) arising from their performance of the obligations set forth in this Section 16 such as the costs of carrying liquor liability insurance and licensing fees.  At such time after Closing as transfer of the existing liquor licenses and permits (or the issuance of a new liquor license or permits) Seller, as applicable, will convey, at no additional costs, all alcoholic beverages to Purchaser or its designee by a conveyance document in form reasonably acceptable to Seller and Purchaser and in accordance with the requirements of the Texas Alcoholic Beverage Commission and all applicable laws, orders, ordinances, rules and regulations.  This Section 16 shall survive the Closing.

17.           General Provisions.

A.           Notices.  Any notices, demands or requests required or permitted to be given hereunder must be in writing and shall be deemed to be given (i) when hand delivered, (ii) one (1) business day after delivery to Fed Ex or similar nationally recognized overnight service for next business day delivery, or (iii) three (3) business days after deposit in the U.S. mail first class postage prepaid, or (iv) when sent by facsimile or electronic mail transmission.  In all cases notices shall be addressed to the parties at their respective addresses as follows:

To Seller:
Woodlands Terrapin Investors I, LLC et al.
Attn: Tony Sherman
600 East Hopkins Street, #301
Aspen, CO 81611
Telephone: (415) 378 3119
Facsimile: (415 276-4190)
E-mail: tony.sherman@terrapininvestment.com

To Purchaser:
Moody National Companies, LP
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody
Telephone: (713) 977-7500
Facsimile: (713) 977-7505
E-mail: bmoody@moodynational.com

With a copy to:
Adam S. Wilk
Sneed, Vine & Perry, P. C.
900 Congress Avenue, Suite 300
Austin, Texas  78701
Telephone:  (512) 494-3126
Facsimile: (512) 476-1825
E-mail:  awilk@sneedvine.com

To Escrow Agent:
Jeff Noble
American First Title and Trust Company
4040 N. Tulsa
Oklahoma City, OK 73112
Telephone:  (405) 942-4848
E-mail:  jnoble@oldrepublictitle.com

To Title Company:
Kay Street

Moody National Title Company, L.P.
6363 Woodway Dr., Ste 250
Houston, TX 77057
Telephone:  713-977-1700
Facsimile: 713-977-0117
E-mail:  KStreet@MoodyNational.com

B.            Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

(i)           Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(ii)           All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(iii)           The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(iv)           Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

C.           Severability.   If any of the provisions of this Agreement or the application thereof  to  any  persons  or  circumstances  shall, to  any  extent,  be  invalid or  unenforceable, the remainder  of  this  Agreement  by  the  application  of  such  provision  or  provisions to  persons  or circumstances  other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

D.            Waiver.   The failure of either party to insist upon a strict performance  of any of the  terms  or  provisions  of  this  Agreement  or to  exercise  any  option,  right  or  remedy  herein contained or available pursuant to applicable law, shall not be construed as a waiver or relinquishment of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.   No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

E.           Entire Agreement.   This Agreement  constitutes  the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes any oral or written agreements, and may not be modified, amended or otherwise changed in any manner except by a writing executed by the parties hereto.

F.            Assignment;   Benefits.    This  Agreement  and  all  the  covenants,  terms  and provisions  contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective  heirs, executors,  administrators,  successors  and permitted  assigns.    Purchaser may assign its rights, benefits and obligations under this Agreement to an affiliated entity, or an entity under common control of Purchaser (including Moody National REIT I, Inc.) without the prior written consent of Seller.

G.           As-Is.  THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS FOLLOWS:  (A) PURCHASER IS A SOPHISTICATED PARTY WHO IS FAMILIAR WITH THIS TYPE OF PROPERTY; (B) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AGENTS, REPRESENTATIVES, BROKERS, OFFICERS, DIRECTORS, SHAREHOLDERS, OR EMPLOYEES HAS MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY; AND (C) THE PROPERTY IS BEING SOLD TO PURCHASER IN ITS PRESENT “AS IS, WHERE IS” CONDITION “WITH ALL FAULTS.”  SUBJECT TO THE TERMS HEREOF, PURCHASER HAS BEEN AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS OF THE PROPERTY AND SUCH RELATED MATTERS AS PURCHASER MAY REASONABLY DESIRE AND, ACCORDINGLY, EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH THIS AGREEMENT, PURCHASER IS RELYING SOLELY ON ITS OWN DUE DILIGENCE AND INVESTIGATIONS IN PURCHASING THE PROPERTY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT PURCHASER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE PROVISIONS OF THIS SECTION, AND BY ITS INITIALS IMMEDIATELY BELOW AGREES TO BE BOUND BY ITS TERMS.
_________BM_____________
Purchaser’s Initials

H.           Time is of the Essence.   Time is of the essence for the performance of every covenant and provision herein contained.

I.           Running of Time Periods.   In the event the last day of any time period set forth and provided for in this Agreement falls on a Saturday, Sunday or legal holiday in the jurisdiction in which the action is required to be performed, then the last day of such  applicable  time period  shall  be deemed  to be  the  first  business  day after  such  Saturday, Sunday or legal holiday.  Unless otherwise specified herein, all referenced to a “day” or “days” shall refer to calendar days.

J.           Attorneys’ Fees.  In the event of any controversy, claim, dispute, or litigation between the parties hereto to enforce or interpret any of the provisions of the Agreement or any right of either party hereto, the non-prevailing party to such litigation agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’  fees, incurred therein by the prevailing  party, including without limitation, fees incurred during a trial of any action and any fees incurred as a result of an appeal from a judgment entered in such litigation.

K.           Exhibits.   All exhibits to this Agreement are hereby fully incorporated herein by this reference for all purposes as though fully set forth herein.

L.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall serve as an original for all purposes, but all copies shall constitute but one and the same agreement,  binding on all parties hereto, whether or not each counterpart  is executed  by all patties hereto, so long as each party hereto has executed one or more counterparts hereof.

M.           Governing Law.  This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principle of conflicts of law.

N.           Further Assurances.  Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

O.           Facsimile Signatures.  The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

P.           Exhibits and Schedules.  To the extent that one or more Exhibits are not attached to this Agreement at the time this Agreement is executed, Seller shall provide such Exhibits to Purchaser within two (2) days of the Effective Date. This Agreement shall not be deemed incomplete or unenforceable by reason of the non-attachment of any Exhibit hereto as of the Effective Date or upon execution and delivery by the parties.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

WOODLANDS TERRAPIN INVESTORS I, LLC,
a Texas limited liability company

By: /s/ Anthony Jon Sherman
Name: Anthony Jon Sherman
Title: Manager

WOODLANDS TERRAPIN INVESTORS II, LLC, a Texas limited liability company

By: /s/ Anthony Jon Sherman
Name: Anthony Jon Sherman
Title: Manager

WOODLANDS TERRAPIN INVESTORS III, LLC, a Texas limited liability company

By: /s/ Anthony Jon Sherman
Name: Anthony Jon Sherman
Title: Manager

537 HOUSTON, LLC,
a Texas limited liability company

By: /s/ Anthony Jon Sherman
Name: Anthony Jon Sherman
Title: Manager

MARC HOTEL HOUSTON, LLC,
a Texas limited liability company

By: /s/ Anthony Jon Sherman
Name: Anthony Jon Sherman
Title: Manager

MIRIAM HOTEL HOUSTON, LLC,
a Texas limited liability company

By: /s/ Anthony Jon Sherman
Name: Anthony Jon Sherman
Title: Manager

TERRAPIN OPERATOR WOODLANDS LLC, LLC, a Delaware limited liability company

By: /s/ Anthony Jon Sherman
Name: Anthony Jon Sherman
Title: Manager

PURCHASER:

MOODY NATIONAL COMPANIES, L.P., a Texas limited partnership

By:           Moody National Companies GP, LLC, a Texas limited liability company, General Partner

By: /s/ Brett Moody
Name: Brett Moody
Title: Managing Member

JOINDER

The undersigned hereby joins in this Agreement for the purposes of guarantying the obligations of Seller hereunder, but only to the extent that (a) the Closing occurs, and (b) Seller expressly has liability to Purchaser under this Agreement after Closing.  From and after the Closing, the obligations of the undersigned and Seller under this Agreement shall be joint and several.

In witness whereof, the undersigned has executed this Joinder as of March _____, 2012.

TERRAPIN INVESTMENTS & MANAGEMENT CORP.

By:
Name:
Title:

FULLY EXECUTED COPY OF THIS AGREEMENT AND FIRST DEPOSIT RECEIVED.

ESCROW AGENT:

AMERICAN FIRST TITLE AND TRUST COMPANY

By:
Name:
Title: